Exhibit 2.1
Execution Version
AGREEMENT AND PLAN OF MERGER
by and between
Park National Corporation
and
First Citizens Bancshares, Inc.
Dated as of October 27, 2025

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3.22	State Takeover Laws	31
3.23	Reorganization	32
3.24	Opinion	32
3.25	Company Information	32
3.26	Loan Portfolio	32
3.27	Insurance	33
3.28	Data Privacy and Information Security	34
3.29	Subordinated Indebtedness	36
3.30	No Other Representations or Warranties	37
3.31	Reorganization	37

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		37
4.1	Corporate Organization	38
4.2	Capitalization	38
4.3	Authority; No Violation	40
4.4	Consents and Approvals	41
4.5	Reports	41
4.6	Financial Statements	42
4.7	Broker’s Fees	43
4.8	Absence of Certain Changes or Events	43
4.9	Legal Proceedings	44
4.10	Taxes and Tax Returns	44
4.11	SEC Reports	46
4.12	Employee Benefits	46
4.13	Compliance with Applicable Law	48
4.14	Certain Contracts	49
4.15	Agreements with Regulatory Agencies	49
4.16	Risk Management Instruments	50
4.17	Environmental Matters	50
4.18	Related Party Transactions	51
4.19	State Takeover Laws	51
4.20	Reorganization	51
4.21	Purchaser Information	51
4.22	Loan Portfolio	51
4.23	Insurance	52
4.24	Data Privacy and Information Security	52
4.25	No Other Representations or Warranties	53

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		54
5.1	Conduct of Business Prior to the Effective Time	54
5.2	Company Forbearances	54
5.3	Purchaser Forbearances	58
5.4	No Control	58
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ARTICLE VI ADDITIONAL AGREEMENTS		59
6.1	Regulatory Matters	59
6.2	Access to Information	61
6.3	Shareholders’ Approvals	62
6.4	Legal Conditions to Merger	63
6.5	Stock Exchange Listing	63
6.6	Employee Benefit Plans	63
6.7	Indemnification; Directors’ and Officers’ Insurance	67
6.8	Additional Agreements	68
6.9	Advice of Changes	69
6.10	Dividends	69
6.11	Corporate Governance	69
6.12	Acquisition Proposals	69
6.13	Public Announcements	71
6.14	Change of Method	71
6.15	Restructuring Efforts	71
6.16	Takeover Statutes	72
6.17	Exemption from Liability Under Section 16(b)	72
6.18	Assumption of Company Debt	72
6.19	Bank Merger	73
6.20	Tax Matters	73
6.21	Additional Actions	74

ARTICLE VII CONDITIONS PRECEDENT		74
7.1	Conditions to Each Party’s Obligation to Effect the Merger.	74
7.2	Conditions to Obligations of Purchaser	74
7.3	Conditions to Obligations of Company	76

ARTICLE VIII TERMINATION AND AMENDMENT		77
8.1	Termination	77
8.2	Effect of Termination	78

ARTICLE IX GENERAL PROVISIONS		80
9.1	Nonsurvival of Representations, Warranties and Agreements	80
9.2	Amendment	80
9.3	Extension; Waiver	80
9.4	Expenses	80
9.5	Notices	81
9.6	Interpretation	81
9.7	Counterparts	82
9.8	Entire Agreement	82
9.9	Governing Law; Jurisdiction	82
9.10	Waiver of Jury Trial	83
9.11	Assignment; Third Party Beneficiaries	83
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9.12	Specific Performance	84
9.13	Severability	84
9.14	Confidential Supervisory Information	84
9.15	Delivery by Electronic Transmission	84

Exhibit A	Form of Voting Agreement
Exhibit B	Bank Merger Agreement

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INDEX OF DEFINED TERMS

			Page
	$82	Company Privacy Policies	34
.pdf	84	Company Privacy Requirements	34
Acquisition Proposal	70	Company Qualified Plans	19
Agreement	1	Company Real Property	29
Appraisal Demand	4	Company Subsidiary	10
Bank Merger	5	Confidentiality Agreement	61
Bank Merger Act	12	Continuing Employee	64
Bank Merger Agreement	5	Dissenting Share	3
Bank Merger Certificates	5	dollars	82
BHC Act	8	Effective Time	2
Certificates of Merger	2	Employment Agreements	1
Chosen Courts	83	Enforceability Exceptions	11
CIC Payment	66	Environmental Laws	28
Class A Common Stock	2	ERISA	18
Closing	2	Exchange Act	42
Closing Date	2	Exchange Agent	5
COBRA	19	Exchange Fund	5
Code	1	Exchange Ratio	2
Company	1	FDIC	10
Company 401(k) Plan	65	Federal Reserve Board	8
Company Audited Financial Statements	13	GAAP	9
Company Bank	5	Governmental Entity	12
Company Benefit Plans	18	Intellectual Property	31
Company Board Recommendation	62	Intended U.S. Tax Treatment	1
Company Bylaws	10	IRS	16
Company Charter	10	Lease	29
Company Common Stock	2	Leases	29
Company Contract	26	Liens	11
Company Data	34	Loans	32
Company Data Agreement	34	Material Adverse Effect	9
Company Designated Director	69	Materially Burdensome Regulatory Condition	60
Company Disclosure Schedule	8	Merger	1
Company ERISA Affiliate	18, 47	Merger Consideration	2
Company ESOP	10	Multiemployer Plan	20
Company Financial Statements	13	Multiple Employer Plan	20
Company Indemnified Parties	67	Multiple Employer Welfare Arrangement	20
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Company Insiders	72	New Certificates	5
Company IT System	34	New Plans	64
Company Leased Properties	29	NYSE American	7
Company Meeting	62	OCC	12
Company Owned Properties	28	OGCL	1
Company Preferred Stock	10	Purchaser Stock Options	39
Ohio Secretary	2	Purchaser Stock Plans	39
Old Certificate	2	Purchaser Subsidiary	38
Olsen Palmer	15	Recommendation Change	62
PBGC	21	Regulatory Agencies	13
Personal Data	34	Representatives	69
PPACA	19	Requisite Company Votes	11
Pre-Closing Tax Period	17	Requisite Regulatory Approvals	61
Premium Cap	68	S-4	12
Privacy Laws	34	Sarbanes-Oxley Act	42
Process	35	SEC	12
Processed	35	Security Breach	35
Processes	35	SRO	13
Processing	35	Subsidiary	9
Proxy Statement	32	Surviving Corporation	1
Purchaser	1	Takeover Statutes	31
Purchaser 401(k) Plan	65	Tax	17
Purchaser Bank	5	Tax Return	18
Purchaser Benefit Plans	46	Taxes	17
Purchaser Common Stock	2	TBCA	1
Purchaser Contract	49	Tennessee Secretary	2
Purchaser Data	52	Termination Date	77
Purchaser Data Agreement	52	Termination Fee	79
Purchaser Disclosure Schedule	37	Total Payments	66
Purchaser Equity Awards	39	Transfer Taxes	73
Purchaser IT System	52	Treasury Regulations	18
Purchaser Privacy Policies	52	Unaudited 2025 Financial Statements	13
Purchaser Privacy Requirements	53	Voting Agreements	1
Purchaser Regulations	4	Voting Common Stock	2
Purchaser Reports	46
Purchaser Restricted Stock Award	39

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AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of October 27, 2025 (this “Agreement”), by and between First Citizens Bancshares, Inc., a Tennessee corporation (“Company”), and Park National Corporation, an Ohio corporation (“Purchaser”).
W I T N E S S E T H:
WHEREAS, the Boards of Directors of Purchaser and Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Company will, subject to the terms and conditions set forth herein, merge with and into Purchaser (the “Merger”), so that Purchaser is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;
WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code (the “Intended U.S. Tax Treatment”);
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Purchaser’s willingness to enter into this Agreement, certain officers of Company and Company Bank (as defined herein) are entering into employment agreements (“Employment Agreements”) with Purchaser and/or Purchaser Bank;
WHEREAS, as an inducement for Purchaser to enter into this Agreement, the directors and certain executive officers of Company, in their capacity as shareholders, have simultaneously herewith entered into a voting agreement (collectively, the “Voting Agreements”) in connection with the Merger, substantially in the forms attached hereto as Exhibit A; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
Article I
THE MERGER
1.1The Merger.
Subject to the terms and conditions of this Agreement, in accordance with the Tennessee Business Corporation Act (the “TBCA”) and the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Company shall merge with and into Purchaser. Purchaser shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of

Ohio. Upon consummation of the Merger, the separate corporate existence of Company shall terminate.
1.2Closing.
Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 9:00 a.m. Eastern Time on the first business day of the month immediately following the month during which the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) occurs, unless another date, time or place is agreed to in writing by the parties. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.
1.3Effective Time.
The Merger shall become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Ohio (the “Ohio Secretary”) and the certificate of merger to be filed with the Secretary of State of the State of Tennessee (the “Tennessee Secretary”), respectively, on the Closing Date (collectively, the “Certificates of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.
1.4Effects of the Merger.
At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the TBCA and the OGCL.
1.5Conversion of Company Common Stock.
(a)Subject to Section 2.2(e), each share of (i) the common stock, no par value per share (“Voting Common Stock”), of Company and (ii) the Class A common stock, no par value per share (“Class A Common Stock”), of Company issued and outstanding immediately prior to the Effective Time (collectively, “Company Common Stock”), except for shares of Company Common Stock owned by Company as treasury stock or owned by Company or Purchaser or a Subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive .52 shares (the “Exchange Ratio” and such shares, in the aggregate, the “Merger Consideration”) of the common shares, no par value per share, of Purchaser (the “Purchaser Common Stock”); it being understood that upon the Effective Time, the Purchaser Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common shares of the Surviving Corporation.
(b)All of the shares of Company Common Stock converted into the right to receive Purchaser Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the number of whole shares of Purchaser Common Stock which such shares of Company Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Old Certificates previously representing shares of Company Common Stock shall be exchanged for the Merger Consideration and other amounts specified in the immediately preceding sentence, including evidence of shares in book-entry form representing whole shares of Purchaser Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Purchaser and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Company or Purchaser to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c)Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by Company or Purchaser (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no Purchaser Common Stock or other consideration shall be delivered in exchange therefor.
1.6Dissenting Shares.
(a)Notwithstanding any provision of this Agreement to the contrary, other than as provided in this Section 1.6, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by a holder of Company Common Stock who (i) has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Title 48, Chapter 23 of the TBCA and (ii) as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) (a “Dissenting Share”) shall not be converted into or represent the right to receive any portion of the consideration to be paid pursuant to Section 1.5 but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Title 45, Chapter 23 of the TBCA. From and after the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation.
(b)If any holder of Company Common Stock who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Title 45, Chapter 23 of the TBCA effectively withdraws or loses such appraisal rights (through failure to perfect or otherwise), then such shares shall no longer be Dissenting Shares and, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shares shall automatically be converted into the right to receive, without interest, the consideration to be paid pursuant to Section 1.5 with respect to such shares pursuant to and in accordance with this Agreement.
(c)Company shall give Purchaser reasonably prompt written notice of the receipt of any written notice of any demand for appraisal for any Company Common Stock, withdrawals of such demands or any intent to demand or withdraw the foregoing, and any other instruments served pursuant to applicable law and received by Company that relate to any such demand for appraisal (each, an “Appraisal Demand”), and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any Appraisal Demand or any threatened Appraisal Demand, including those that take place prior to the Effective Time. Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any Appraisal Demand prior to the Effective Time, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such holder of Company Common Stock as may be necessary to perfect appraisal rights under applicable law, without the prior written approval of Purchaser.
1.7Purchaser Common Stock.
At and after the Effective Time, each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding common share of the Surviving Corporation and shall not be affected by the Merger.
1.8Articles of Incorporation of Surviving Corporation.
At the Effective Time, the Articles of Incorporation of Purchaser (the “Purchaser Articles”), as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.9Regulations of Surviving Corporation.
At the Effective Time, the Code of Regulations of Purchaser (the “Purchaser Regulations”), as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.10U.S. Federal Tax Consequences.
It is intended that the Merger shall qualify for the Intended U.S. Tax Treatment.

1.11Bank Merger.
Immediately following the Effective Time, Company Bank (“Company Bank”), a national banking association and a wholly-owned Subsidiary of Company, will merge (the “Bank Merger”) with and into Purchaser Bank (“Purchaser Bank”), a national banking association and a wholly-owned Subsidiary of Purchaser. Purchaser Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective at a time after the Effective Time as determined by the Board of Directors of the Surviving Corporation. On the date of this Agreement, Purchaser Bank and Company Bank entered into the agreement and plan of merger attached hereto as Exhibit B (the “Bank Merger Agreement”). Company shall cause Company Bank, and Purchaser shall cause Purchaser Bank, to execute such articles of merger, certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) following the Effective Time at a time determined pursuant to this Section 1.11.
1.12Principal Executive Offices of Surviving Corporation.
The principal executive offices of Purchaser as of the date of this Agreement shall be the principal executive offices of the Surviving Corporation.
Article II
EXCHANGE OF SHARES
2.1Purchaser to Make Shares Available.
At least five (5) business days prior to the Closing Date, Purchaser shall deposit, or shall cause to be deposited, with Broadridge Corporate Issuer Solutions, Inc. and/or such other exchange agent designated by Purchaser and reasonably acceptable to Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, evidence of shares in book entry form (collectively, referred to herein as “New Certificates”), representing the aggregate number of shares of Purchaser Common Stock, and cash in lieu of any fractional shares (such cash and New Certificates for shares of Purchaser Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a).
2.2Exchange of Shares.
(a)As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Purchaser shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock at the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal in such form as mutually agreed to by Purchaser an Company (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Purchaser Common Stock and any cash in lieu of fractional shares, as applicable, which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Purchaser Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Purchaser Common Stock which the shares of Company Common Stock, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b)No dividends or other distributions declared with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Purchaser Common Stock which the shares of Company Common Stock, represented by such Old Certificate have been converted into the right to receive.
(c)If any New Certificate representing shares of Purchaser Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Purchaser Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old

Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for (i) New Certificates representing shares of Purchaser Common Stock and (ii) any cash in lieu of fractional shares or in respect of dividends or distributions as provided in this Article II.
(e)Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the daily closing-sale prices of Purchaser Common Stock on the NYSE American stock exchange (“NYSE American”) as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the day immediately preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mathematical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)Any portion of the Exchange Fund that remains unclaimed by the holders of Company Common Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Purchaser Common Stock and cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each former share of Company Common Stock, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)Purchaser shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Purchaser Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld and timely remitted to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Purchaser or the Exchange Agent, as the case may be. Except to the extent such withholding (i) is in respect of amounts treated as compensation for tax purposes, or (ii) results from the failure to provide a validly executed IRS Form W-9 or W-8, Purchaser or the Exchange Agent, as the case may be, shall use commercially reasonable efforts to provide, at least 15 days prior to making any deduction or withholding pursuant to this Section 2.2(g), written notice to the person to which such withholding is sought by Purchaser or the Exchange Agent of any anticipated deduction or withholding (together with the legal basis thereof) and shall cooperate in good faith to obtain any available exemption from, or reduction of, such deduction or withholding.
(h)In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Purchaser in its commercially reasonable discretion, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Purchaser Common Stock and any cash in lieu of fractional shares, deliverable in respect thereof pursuant to this Agreement.
Article III
REPRESENTATIONS AND WARRANTIES OF COMPANY
Except as disclosed in the disclosure schedule delivered by Company to Purchaser concurrently herewith (the “Company Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (a) any other section of Article III specifically referenced or cross-referenced and (b) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Company hereby represents and warrants to Purchaser as follows:
3.1Corporate Organization.
(a)Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and is a bank holding company duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (“BHC Act”). Company has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Company is duly licensed or qualified to do business and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. As used in this Agreement, “Material Adverse Effect” means, with respect to Purchaser, Company or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including a pandemic), (E) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of such person’s common stock or the failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance or budget, business or strategic plan for any period (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect on such person has occurred to the extent not otherwise excluded by this proviso), (G) the expenses incurred by Company or Purchaser in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, or (H) changes proximately caused by the impact of the execution or announcement of the Agreement and the consummation of the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least 50% or more of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the Charter of Company (as amended, the “Company Charter”) and the Bylaws of

Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Company to Purchaser.
(b)Each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Company as of the date hereof.
3.2Capitalization.
(a)The authorized capital stock of Company consists of 11,000,000 shares of Company Common Stock, no par value, consisting of 10,000,000 shares of Common Stock and 1,000,000 shares of Class A Common Stock, and 1,000,000 shares of preferred stock, no par value (“Company Preferred Stock”), of which no shares of Company Preferred Stock are issued or outstanding. As of the date of this Agreement, there are (i) 3,704,007 shares of Voting Common Stock issued and outstanding, (ii) 122,428 shares of Class A Common Stock issued and outstanding, (iii) 247,751 shares of Voting Common Stock and 22,920 shares of Class A Common Stock held in treasury, and (iv) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Company may vote. Other than the First Citizens National Bank Employee Stock Ownership Plan and Trust (the “Company ESOP”), no Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code owns or holds Company Common Stock or Company Preferred Stock. Other than as set forth on Section 6.18 of the Company Disclosure Schedule, there are no trust preferred or subordinated debt securities of Company that are issued or outstanding. As of the date of this Agreement (i) there are no outstanding subscriptions, options, restricted stock awards or other equity awards, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities and (ii) there are no contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value of or price of, Company Common Stock or other equity interests of Company. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company, other than the Voting Agreements.
(b)Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3Authority; No Violation.
(a)Company has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that the Merger, this Agreement and the other transactions contemplated hereby be submitted to Company’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. The execution and delivery of the Bank Merger Agreement and the consummation of the Bank Merger have been duly and validly approved by the board of directors of Company Bank and Company as its sole shareholder. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of: (i) the Voting Common Stock voting separately as a single class and (ii) the Class A Common Stock voting separately as a single class (the “Requisite Company Votes”), no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, including the Bank Merger, nor compliance by Company with any of the terms or provisions hereof, will (i)

violate any provision of the Company Charter or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 and Section 4.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (B) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.
(c)Company Bank has adopted the Bank Merger Agreement and the Bank Merger Agreement has been duly executed by Company Bank.
3.4Consents and Approvals.
Except for (a) the filing of applications, filings and notices, as applicable, with the NYSE American, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger, including under Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”), and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-4 in which the Proxy Statement (as defined below) will be included as a prospectus, to be filed with the SEC by Purchaser in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (f) the filing of the certificate of merger with the Tennessee Secretary pursuant to the TBCA and the certificate of merger with the Ohio Secretary pursuant to the OGCL and the filing of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock (or depositary shares in respect thereof) on the NYSE American, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation by Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5Reports.
Company and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with (a) any state regulatory authority, (b) the SEC, (c) the Federal Reserve Board, (d) the FDIC, (e) the OCC, (f) any foreign regulatory authority and (g) any self-regulatory organization (an “SRO”) ((a) - (g), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2022, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
3.6Financial Statements.
(a)True and complete copies of the following financial statements are attached as Section 3.6(a) of the Company Disclosure Schedule: (i) the audited consolidated balance sheets of Company and its Subsidiaries as of December 31, 2024, 2023 and 2022, and the related audited consolidated statements of income and cash flow for the years ended December 31, 2024, 2023 and 2022 (collectively, the “Company Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and the related unaudited consolidated statement of income of Company and its Subsidiaries as of and for the nine-month period ended September 30, 2025 (the “Unaudited 2025 Financial Statements” and, together with the Company Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount) and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accounting firm of

Company has resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for liabilities that are reflected or reserved against on the Company Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c)The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control, including by third-party service providers, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company. Company has implemented and maintains a system of internal accounting controls sufficient to comply in all material respects with all legal and accounting requirements applicable to the business of Company and its Subsidiaries. Since January 1, 2022, Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since January 1, 2022, Company has not experienced or effected any significant deficiencies or weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Company’s and its Subsidiaries’ ability to record, process, summarize and report financial information.
(d)Since January 1, 2022, (i) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to the knowledge of Company, to any director or officer of Company.

3.7Broker’s Fees.
With the exception of the engagement of Olsen Palmer LLC (“Olsen Palmer”), neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Company has disclosed to Purchaser as of the date hereof the aggregate fees provided for in connection with the engagement by Company of Olsen Palmer, related to the Merger and the other transactions contemplated hereunder.
3.8Absence of Certain Changes or Events.
(a)Since December 31, 2024, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
(b)Since December 31, 2024, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.
3.9Legal Proceedings.
(a)Neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) that is against Company or any of its Subsidiaries or any of their current or former directors or executive officers or (ii) that is of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby, in each case that would reasonably be expected to be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole.
(b)There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Company and its Subsidiaries, taken as a whole.
3.10Taxes and Tax Returns.
(a)Each of Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party and has complied with all information reporting and backup withholding provisions of applicable law relating to such Taxes in all material respects. Each of Company and its Subsidiaries has collected all material sales and use, value added, and goods and services and similar Taxes required by applicable law to be collected, has remitted such amounts to the appropriate Governmental Entity in accordance with applicable law, has collected and properly maintained exemption certificates for all applicable transactions for which a buyer from each of Company and its Subsidiaries has asserted it is exempt from the imposition of sales Tax and has furnished properly completed exemption certificates for all transactions for which Company is exempt from the imposition of sales Taxes. Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Company and its Subsidiaries for all years to and including 2021 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Company nor any of its Subsidiaries has received a notice of deficiency or proposed deficiency, a written notice of assessment or a proposed assessment in connection with any material amount of Taxes, and there are no threatened (in writing) or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Company and its Subsidiaries or the assets of Company and its Subsidiaries. Neither Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Company or any of its Subsidiaries was required to file any Tax Return that was not filed or was liable for any amount of Taxes that was not paid. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of (i) the assets of Company or any of its Subsidiaries or (ii) the Company Common Stock or the Company Preferred Stock. Company has made available to Purchaser true and complete copies of any private letter ruling requests, closing agreements, gain recognition agreements or other written agreements with respect to Taxes requested or executed in the last six (6) years. Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries). Neither Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Company nor any of its Subsidiaries has participated in or has been a material advisor with respect to a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any similar provision of state, local, or foreign law). Neither Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income as a result of any:

(i) adjustment required by a change in or incorrect method of accounting, (ii) closing agreement, (iii) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date, (iv) intercompany transaction, (v) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. tax law), (vi) election under Code 108(i) with respect to the discharge of any indebtedness prior to the Closing Date, or (vii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of Company from any taxable period ending on or before the Closing Date and, for any taxable period beginning before and ending after the Closing Date, the portion of any such period ending on (and including) the Closing Date (each such period a “Pre-Closing Tax Period”) to any tax period ending after the Closing Date. Neither Company nor any of its Subsidiaries has taken any action that could defer a liability for Taxes of Company or any of its Subsidiaries from any taxable period (or portion thereof) ending on or prior to the Closing Date, to any taxable period (or portion thereof) beginning after the Closing Date. Neither Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method. Neither Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in any material accounting method. At no time during the past five (5) years has Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. There are no joint ventures, partnerships, limited liability companies or other arrangements or contracts to which Company or any of its Subsidiaries is a party and that could be treated as a partnership for federal income Tax purposes. Neither Company nor any of its Subsidiaries has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country. Company has been at all times a C corporation for U.S. federal income tax purposes. First Citizens Properties, Inc., A Tennessee corporation, has qualified as and has been treated as a “real estate investment trust” as defined under Section 856(a) of the Code at all times during the last five (5) years.
(b)Notwithstanding any other provision in this Agreement, (i) no representation or warranty is made with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of Company after the Closing Date and (ii) except as provided in Section 3.10(a), Company and any of its respective representatives or affiliates make no representation or warranty with respect to Taxes of Company or any of its Subsidiaries with respect to any period (or portion thereof) following the Closing.
(c)As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, unclaimed property, escheat, customs, duties, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
(d)As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
(e)As used in this Agreement, the term “Treasury Regulations” means the regulations (including temporary or proposed regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.
3.11Employee Benefits.
(a)Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, other equity or equity-based, deferred compensation, retiree medical or life insurance, pension, supplemental retirement, severance, medical, health, welfare, disability, accident, life insurance, split dollar, Code Section 125, tuition assistance or scholarship, fringe, perquisite, paid time off, sick leave or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control, salary continuation, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Company or any Company Subsidiary or any trade or business of Company or any of its Subsidiaries, whether or not incorporated, all of which together with Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any Company ERISA Affiliate, or under which Company or any of its Subsidiaries has or could have any liability, contingent or otherwise.
(b)Company has heretofore made available to Purchaser true and complete copies of each of the Company Benefit Plans and certain related documents, including, but not limited to, (i) all current summary plan descriptions and summaries of material modifications thereto, (ii) all current plan documents and amendments, modifications or material supplements thereto, (iii) the annual report (Form 5500), if any, filed with the IRS for the last six (6) plan years, (iv) the most recently received IRS determination letter or opinion letter, if any, relating to a Company Benefit Plan, (v) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years, (vi) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Company Benefit Plan, (vii) insurance contracts (including stop-loss insurance), trust documents or other funding arrangements related to any Company Benefit Plan, (viii) nondiscrimination testing results for the prior three (3)

completed plan years and details of any corrections (or, as applicable, safe harbor notices for the prior three (3) completed and current plan years and the dates each such notice was provided to employees) and (ix) copies of all Forms 1094-B or 1094-C and Forms 1095-B or 1095-C filed with the IRS for the past six (6) years.
(c)Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA; Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and similar state laws (“COBRA”); the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including the regulations and guidance issued thereunder (“PPACA”); and the Code. Within the past three (3) years, neither Company nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(d)Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the related trust or increase the costs relating thereto. No Company Qualified Plan, other than the Company ESOP, owns Company Common Stock or Company Preferred Stock.
(e)The Company ESOP (i) is an “employee stock ownership plan” as defined in Section 4975(e)(7) of the Code, (ii) only owns Company Common Stock and not Company Preferred Stock and (iii) has not acquired Company Common Stock from a seller who made an election under Section 1042 of the Code.
(f)Neither Company ESOP, nor any fiduciary, trustee or administrator thereof, has engaged in a breach of fiduciary responsibility or any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code).
(g)Company shall or shall have the plan administrator of the Company ESOP cooperate with the trustee of the Company ESOP to provide the Company ESOP participants with the opportunity to direct the trustee of the Company ESOP how to vote on the Merger pursuant to the pass-through voting requirements of Code Section 409(e) and the provisions of the Company ESOP applicable to the Merger.
(h)Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) at all times been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS

Notice 2005-1 and (ii) at all times been, in all material respects, in documentary and operational compliance with Section 409A of the Code.
(i)No Company Benefit Plan is and neither Company nor any Company ERISA Affiliate has at any time within the last six (6) years contributed to, sponsored, maintained, or had any liability with respect to any plan subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or otherwise subject to required minimum funding requirements.
(j)None of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA (a “Multiple Employer Welfare Arrangement”), and none of Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan, Multiple Employer Plan, or Multiple Employer Welfare Arrangement as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(k)Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by COBRA. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(l)All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.
(m)There are no pending or, to the knowledge of Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, a Multiple Employer Welfare Arrangement, any participant in a Company Benefit Plan, or any other party. There are no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other governmental agencies are pending, in progress, or, to the knowledge of the Company, threatened. No written or oral communication has been received from the Pension Benefit Guaranty Corporation (“PBGC”) in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.
(n)None of Company and its Subsidiaries nor, to the knowledge of Company, any Company ERISA Affiliate or other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(o)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, director or independent contractor to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) result in or cause the vesting, exercisability or delivery of, or increase the amount or value of, or accelerate the time of payment or vesting of, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, or trigger any other material obligation under, any Company Benefit Plan, or (iii) result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.
(p)No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Company has made available to Purchaser true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.
3.12Employees.
(a)There are no pending or, to Company’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes, work stoppages, lockouts, slowdowns or other material labor disputes against Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Company or any of its Subsidiaries and, to the knowledge of Company, there are no, and there have been no such efforts in the past three (3) years, organizing efforts by any union or other group seeking to represent any employees of Company or any of its Subsidiaries.
(b)There are no pending or, to Company’s knowledge, threatened, and there have not been since January 1, 2023, any, charges or complaints against Company before any Governmental Entity regarding employment discrimination, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims, leave claims or any other claims arising from or relating to the employment of any of the employees of Company or the relationship of Company with any independent contractor or volunteer.
(c)To Company’s knowledge, Company is in compliance in all material respects with all applicable laws relating to the employment of labor, including any provisions relating to wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay, breaks and rest periods, leaves and paid time off, expense reimbursements, fringe benefits, employee benefits, health insurance continuation (COBRA), and the payment and/or accrual of the same and all insurance and all other related costs and expenses, unlawful, wrongful, or retaliatory or discriminatory employment, hiring or labor practices, occupational health and safety standards, plant closing, mass layoff, immigration, workers’ compensation, disability rights and benefits, leave requirements, unemployment compensation, whistleblower laws, worker classification, working conditions, driver regulations, privacy and other employment laws, regulations and ordinances. Since January 1, 2022, Company has not incurred liabilities, penalties or other charges under the WARN Act.
(d)Company is not liable for the payment of any Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing laws. Company is in compliance with and has complied with all immigration laws and regulations, including Form I-9 requirements and any applicable mandatory E-Verify obligations. All employees are authorized to work in the United States, and a Form I¬9 has been completed properly and retained in accordance with applicable laws with respect to each such current and former employee of Company. No current employee of Company is employed under a non-immigrant work visa or other work authorization that is limited in duration.
(e)In accordance with applicable law, each person performing services for Company is and has, since January 1, 2022, been (i) properly classified as an employee or independent contractor, and (ii) paid all wages (including any required minimum wages and overtime pay), benefits and other compensation for all services performed by such person.
(f)There is not presently any pending or, to Company’s knowledge, threatened audit or investigation by the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any comparable Governmental Entity.

(g)All compensation, wages and benefits due to the employees have been paid or are expected to be paid in the normal course of business up to and including the Closing and there are no other monies due from Company to any employees.
(h)To Company’s knowledge, no employee or any of Company’s officers, directors or managers has, since January 1, 2022, asserted any claim or allegation against Company or any of Company’s officers, directors or managers relating to sex-based or gender-based discrimination, or race-based discrimination, sexual or gender harassment or other sexual misconduct, or breach of any policy of Company relating to the foregoing, in each case, involving Company or any employee, director or officer of Company nor is Company a party to any settlements or similar out-of-court or pre-litigation arrangements relating to any such matters, nor has any such claim, settlement or other arrangement been proposed or, to Company’s knowledge, threatened.
(i)Section 3.12(i) of the Company Disclosure Schedule contains a true and correct list for all current employees of Company containing the name, current job title, wages or salary (as applicable), employer, location, hire date, bonuses (including target bonus opportunities), full or part-time status, accrued paid time off, exempt or non-exempt from overtime, active or inactive status and if inactive, the reason. To Company’s knowledge, as of the date hereof, no current executive or employee referenced within the definition of Company knowledge has given notice of termination of employment or otherwise disclosed plans to terminate employment with Company within the next twelve (12) months following the date hereof.
(j)Section 3.12(j) of the Company Disclosure Schedule contains a complete and accurate list of each person Company engages to provide services to Company as an independent contractor or consultant, or other servant or agent who is classified and treated as other than an “employee”, showing for each such person such individual’s role in Company, the initial date retained to perform services and the primary location from which such services are performed.
(k)Section 3.12(k) of the Company Disclosure Schedule correctly states the number of employees laid off by Company in the ninety (90) calendar days immediately preceding the date of this Agreement.
(l)Company has no written employment contracts or severance agreements with any employee and all current employees are employed “at-will”.
(m)The consummation of the transactions contemplated by this Agreement will not (i) entitle any employee to severance pay, unemployment compensation, bonus payment or any other similar payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) entitle any employee to terminate, shorten or otherwise change the terms and conditions of his or her employment.

(n)Company and all Company ERISA Affiliates have, in all material respects for all years it was so required, (i) timely filed all Forms 1094-C and 1095-C or Forms 1094-B and 1095-B, as applicable, with the IRS as required under the PPACA, and received IRS confirmation of acceptance of such filings; and (ii) except where such failure to furnish, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, timely furnished Forms 1095-C or Forms 1095-B, as applicable, to employees as required under the PPACA.
3.13Compliance with Applicable Law.
Company and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, and to the knowledge of Company no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened since January 1, 2022. Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Company or any of its Subsidiaries, including the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Company, or its Subsidiaries, or to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Company or any of its Subsidiaries or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Company and its Subsidiaries are, and since January 1, 2022 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where Company and its Subsidiaries conduct business. Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Company and its Subsidiaries in all material respects with applicable financial recordkeeping and reporting requirements of the money laundering laws. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company: (i) Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
3.14Certain Contracts.
(a)Neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Purchaser, Company, the Surviving Corporation or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which restricts Company’s ability to compete or contains a client or customer non-solicit requirement or any other provision, in each case, that materially restricts the conduct of any line of business by Company or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) any of the benefits of which contract, arrangement, commitment or understanding (not including any stock option plan, stock appreciation rights plan, restricted stock plan, performance share unit plan, stock purchase plan, and related agreements) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $500,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or its Subsidiaries, (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by Company or any of its Subsidiaries on sixty (60) calendar days or less notice without any required payment or other conditions, other than the condition of notice), (x) that is a settlement, consent or similar agreement and contains any material continuing obligations of Company or any of its Subsidiaries, (xi) that relates to the acquisition or disposition of any person, business or asset and under which Company or its Subsidiaries have or may have a material obligation or liability (including with respect to any “earn-out,” contingent purchase price or similar contingent payment obligation, or any material indemnification liability after the date hereof), (xii) that is any lease (including, but not limited to, the Leases) or other similar contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2024, as applicable, were in excess of $100,000, (xiii) that is any contract or agreement that (A) grants Company or one of its Subsidiaries any right to use any material Intellectual Property (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses or similar licenses in respect of commercially available software) and that provides for payments in excess of $100,000, (B) permits any third person (including pursuant to any license agreement, coexistence agreements and covenants not to use) to use, enforce or register any Intellectual Property that is owned by Company or any of its Subsidiaries and that is material to their business, taken as a whole or (C) materially restricts the right of Company or one of its Subsidiaries to use or register any Intellectual Property that is owned or purported to be owned by Company or any of its Subsidiaries or (xiv) that relates to the pledge of or Lien on any assets of Company or its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. Company has made available to Purchaser true, correct and complete copies of each Company Contract in effect as of the date hereof.
(b)Each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. To Company’s knowledge each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Company or any of its Subsidiaries under any such Company Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.
3.15Agreements with Regulatory Agencies.
Subject to Section 9.14, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has Company or any of its Subsidiaries been advised since January 1, 2022, by any Regulatory Agency or other Governmental Entity of any potential action that could restrict the business of Company or any of its Subsidiaries in any material respect.
3.16Risk Management Instruments.
All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company, any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The financial position of Company and its Subsidiaries on a consolidated basis under any such derivative transaction has been reflected in the books and records of Company and its Subsidiaries in accordance with GAAP consistently applied. Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.17Environmental Matters.
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
3.18Investment Securities and Commodities.
(a)Each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP consistently applied.
(b)Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of such businesses, and Company and its Subsidiaries have, since January 1, 2022, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Company has made available to Purchaser the material terms of such policies, practices and procedures.
3.19Real Property.
(a)Company or a Company Subsidiary has good and marketable title to all the real property reflected in the Company Financial Statements and set forth on Section 3.19(a) of the Company Disclosure Schedule as being owned by Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Company Owned Properties”), free and clear of all material Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances of record that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair or interfere with business operations at such properties (collectively, “Permitted Encumbrances”), and is the lessee of all leasehold estates reflected in the Company Financial Statements and set forth on Section 3.19(a) of the Company Disclosure Schedule or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease (each a “Lease” and collectively, the “Leases”) is valid and enforceable in accordance with their respective terms without default thereunder by the lessee or, to Company’s knowledge, the lessor. Company has previously made available to Purchaser a complete list of all Company Real Property as of the date of this Agreement. The Company Real Property comprises all of Company’s real property interests used in the conduct of the business and operations of Company as currently conducted and, to the knowledge of Company, there are no facts or circumstances that would prevent the Company Real Property from being occupied or otherwise used by Purchaser after the Closing in the same manner as prior to the Closing, subject to the terms of any leases, as applicable.
(b)There are no leases, subleases, licenses, concessions or other contractual obligations entered into by Company or a Company Subsidiary granting to any person other than Company or a Company Subsidiary the right of use or occupancy of all or any portion of the Company Owned Properties.
(c)Company or a Company Subsidiary is in sole possession of the Company Leased Properties and has not assigned, licensed, subleased, transferred, conveyed, mortgaged, encumbered or otherwise granted to any person all or any portion of its respective interest in any of the Leases or the right to use or occupy such Company Leased Properties.
(d)Company has made available to Purchaser accurate and complete copies of all Leases and any guarantees, amendments, extensions, renewal or other agreements with respect thereto.
(e)No third party or parties have any options, rights of first offer or first refusal or any other similar right to purchase the Company Owned Properties or any portion or interest therein. Neither Company nor any Company Subsidiary is obligated under any outstanding and exercised options, rights of first offer or first refusal to purchase any of the Company Leased Properties.
(f)Neither the condition, nor the use of the Company Owned Properties or to Company’s knowledge, the Company Leased Properties, by Company or Company’s Subsidiaries, contravenes or violates in any material respect any applicable zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other applicable law relating to the use or operation of the Company Real Property.

(g)Company or a Company Subsidiary is in peaceful and undisturbed possession of the Company Real Property and, to the knowledge of Company, Company has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Company Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters, which would reasonably be expected to materially and adversely affect the ability to operate the Company Real Property as currently operated.
(h)The improvements for which Company is responsible in accordance with the terms of the applicable Leases and the improvements located on the Company Owned Properties are taken as a whole structurally sound, are in all material respects in good operating condition and repair, subject to wear and tear (consistent with the age of such Company Real Property) and ordinary routine maintenance and repair.
(i)To the knowledge of Company, neither the whole nor any material portion of any Company Real Property has been damaged or destroyed by fire or other casualty. As of the date hereof, there are no pending property insurance claims with respect to any Company Real Property or any portion thereof. As of the date hereof, neither Company nor any Company Subsidiary has received any written notice from any insurance company or any board of fire underwriters (or any entity exercising similar functions) with respect to any Company Real Property or any portion thereof: (i) requesting that Company or any Company Subsidiary perform any repairs, alterations, improvements or other work for such Company Real Property which Company or any Company Subsidiary has not completed in full, or (ii) notifying Company or any Company Subsidiary of any defects or inadequacies in such Company Real Property which would materially adversely affect the insurability of the Company Real Property or the premiums for the insurance thereof.
(j)Company has received all required consents to enter into the Leases from any applicable third parties and such consents are still valid and binding on such third parties.
3.20Intellectual Property.
Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used in, held for use in or necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company: (a)(i) the use of any Intellectual Property by Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted to Company that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging, or to the knowledge of Company, infringing on, misappropriating or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Company or its Subsidiaries and (c) neither Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by Company or any Company Subsidiary and (d) Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Company and its Subsidiaries. To the knowledge of Company, since January 1, 2022, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, social media identifiers and accounts, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, common law rights and moral rights associated with the foregoing; rights in data and databases; and all other intellectual property or proprietary rights anywhere in the world.
3.21Related Party Transactions.
Except for Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom and depository relationships otherwise entered into in the ordinary course of Company’s or its Subsidiaries’ business, as applicable, and in compliance with applicable law, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Company) on the other hand.
3.22State Takeover Laws.
No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder”, “affiliate transactions”, or similar provision of any state anti-takeover law (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement under the TBCA or federal law.

3.23Reorganization.
Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.24Opinion.
Prior to the execution of this Agreement, the board of directors of Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Olsen Palmer to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.25Company Information.
The information relating to Company and its Subsidiaries which is provided by Company or its representatives for inclusion in (a) the proxy statement with respect to the Company Meeting (including any amendments or supplements thereto, the “Proxy Statement”), (b) the S-4, (c) the documents and financial statements of Company incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
3.26Loan Portfolio.
(a)As of the date hereof, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Subsidiary of Company is a creditor which as of September 30, 2025, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of September 30, 2025, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of Company or any of its Subsidiaries, or to the knowledge of Company, any affiliate of any of the foregoing (other than Company and its Subsidiaries). Set forth in Section 3.26(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Company and its Subsidiaries that, as of September 30, 2025, were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such

Loans by category and (B) each asset of Company or any of its Subsidiaries that, as of September 30, 2025, is classified as “Other Real Estate Owned” and the book value thereof.
(b)Except as would not reasonably be expected to have a Material Adverse Effect on Company, each Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c)Each outstanding Loan of Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d)None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e)There are no outstanding Loans made by Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f)Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2022, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
3.27Insurance.
Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company, Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company and Company Bank reasonably have determined to be prudent and consistent with industry practice, and Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
3.28Data Privacy and Information Security.
(a)As used in this Section 3.28 and Section 4.24, the following terms shall have the meanings indicated below:
“Company Data” means all data Processed by or on behalf of Company or its Subsidiaries including confidential information and Personal Data.
“Company Data Agreement” means any contract involving the Processing of Company Data by or on behalf of Company or any of its Subsidiaries to which Company or any of its Subsidiaries is a party or is bound by and any other contract pursuant to which Company or any of its Subsidiaries has undertaken any data protection or security commitments.
“Company IT System” means any information technology or computer system (including software, hardware, equipment, databases and telecommunications infrastructure) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data or information, in each case that is used in or necessary for the conduct of the business of Company or any of its Subsidiaries at any time.
“Company Privacy Policies” means, collectively, any and all (i) of Company’s or any of its Subsidiaries’ internal and external data privacy and security policies, procedures and notices made available by Company or any of its Subsidiaries to any person, and (ii) public representations (including representations on Company websites) made by Company or any of its Subsidiaries and relating to the protection or Processing of Company Data.
“Company Privacy Requirements” means, collectively Company’s or any of its Subsidiaries’ obligations under (i) Company Privacy Policies, (ii) Company Data Agreements, (iii) applicable Privacy Laws and (iv) any consents, authorizations and privacy choices (including opt-in and opt-out preferences, as required) of end users and other natural persons relating to the Processing of Personal Data.
“Personal Data” means: (a) any information that relates to, is linked to, or is capable of being linked to, an identified or identifiable individual; or (b) any information that is defined as “personally identifiable information,” “personal information,” “personal data,” or other similar terms by any Company Privacy Requirement or Purchaser Privacy Requirement.
“Privacy Laws” means (i) each applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity regulating the protection or Processing or both of Personal Data, including, but not limited to, (A) the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, and other comprehensive state data privacy laws, (B) the Telephone Consumer Protection Act and laws regulating direct marketing, e-mails, text messages, robocalls, telemarketing or other electronic communications, (C) the Computer Fraud and Abuse Act and analogous hacking or computer crime laws, (D) all laws governing notification of Security Breaches, and (E) to the extent applicable, laws and rules relating to the collection and Processing of biometric data and analogous terms, recording of telephonic or electronic communications (including wiretapping and/or eavesdropping) and (ii) industry self-regulatory principles or standards relating to the protection or Processing of Personal Data (including, if applicable, the Payment Card Industry Data Security Standards) that are binding on Company or Purchaser or to which Company or Purchaser expressly represents compliance.
“Process,” “Processed,” “Processes” or “Processing” means any operation or set of operations performed on Company Data or Purchaser Data, as the case may be, whether or not by automatic means, such as receipt, collection, monitoring, maintenance, creation, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, processing, analysis, transfer, transmission, disclosure, dissemination or otherwise making available, alignment or combination, blocking, erasure, destruction, privacy or security or any other operation that is considered “processing” or similar term under Company Privacy Requirements or Purchaser Privacy Requirements, as the case may be.
“Security Breach” means any (i) breach, unauthorized access, acquisition, interruption of access or other unauthorized Processing, loss, disclosure, theft, corruption of Company Data or Purchaser Data, as the case may be, (ii) inadvertent, unauthorized or unlawful sale or rental of Company Data or Purchaser Data, as the case may be, (iii) a phishing, ransomware, denial of service (DoS) or other cyberattack or (iv) other unauthorized breach, cyberattack access to, use of, or interruption of any Company IT Systems or Purchaser IT Systems, as the case may be, that compromises the confidentiality, integrity, availability or security of Company Data or Company IT Systems or Purchaser Data or Purchaser IT Systems, as the case may be.
(b)Company’s and its Subsidiaries’ data, privacy and security practices conform, and since January 1, 2022, have conformed, to all Company Privacy Requirements. Company and its Subsidiaries have provided legally adequate notice of its privacy and security practices in the Company Privacy Policies, and Company’s and its Subsidiaries’ privacy and security practices conform, and since January 1, 2022, have conformed, to all the now or then current applicable Company Privacy Policies. No disclosure made or contained in any Company Privacy Policy is, or at any time since January 1, 2022, has been, materially inaccurate, misleading or deceptive in a manner that has violated Company Privacy Requirements (including by containing any material omission).
(c)Company and its Subsidiaries have contractually obligated all third parties that have access to Company Data or Company IT Systems to comply with applicable Privacy Laws, and, to Company’s knowledge, no third parties with any such access have failed to comply with any such obligations.

(d)All Company IT Systems are configured in accordance with, and perform, and have for the past three (3) years performed, in material compliance with applicable industry security standards. The Company IT Systems are in good working condition and are sufficient in all material respects as is necessary for the businesses of Company and its Subsidiaries as currently conducted. Neither Company nor any of its Subsidiaries has experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error or other failure or deficiency of any Company IT System. Company and its Subsidiaries maintain reasonable and appropriate business continuity and disaster recovery plans relating to Company IT Systems, which are routinely tested with a frequency consistent with good industry and information security practices.
(e)Company and its Subsidiaries have established, and are in material compliance with, a written information security program that: (i) implements and monitors reasonable and appropriate administrative, technical and physical safeguards that protect the security, confidentiality, and integrity of Company IT Systems and all Company Data; (ii) is designed in accordance with the standards required by good industry and information security practices to prevent Security Breaches; (iii) complies with all applicable Company Privacy Requirements; (iv) includes reasonable policies and procedures that apply to Company’s and its Subsidiaries’ Processing of Company Data; and (v) identifies threats to the confidentiality or security of Company Data and intrusions into Company IT Systems. Company and its Subsidiaries have performed regular security risk assessments with respect to Company IT Systems and Company Data and has addressed and remediated all material threats and deficiencies identified in those security risk assessments.
(f)Since January 1, 2022, none of Company, any of its Subsidiaries or, to the knowledge of Company, any third party Processing Company Data for or on behalf of Company or any of its Subsidiaries has experienced a Security Breach. Neither Company nor any of its Subsidiaries has received any claim or notice from any party that a Security Breach may have occurred or is being investigated. There is and has been no Security Breach with respect to which Company or any of its Subsidiaries is or has been required under any Company Privacy Requirement to notify any person, Governmental Entity or other third party. Neither Company nor any of its Subsidiaries is aware of any circumstance that may result in any of the foregoing.
(g)Neither the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement, nor the acquisition by Purchaser of all the Company Data will cause, constitute or result in a breach or violation of any Company Privacy Requirements. The Company Privacy Requirements do not prohibit Purchaser, following the Closing, from Processing Company Data in the manner in which Company and its Subsidiaries Processed such Company Data prior to the Closing. Copies of all current and prior Company Privacy Policies have been made available to Purchaser and such copies are true, correct and complete.
3.29Subordinated Indebtedness.
Company has performed, or has caused its applicable Subsidiary to perform, in all material respects, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 6.18 of the Company Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.
3.30No Other Representations or Warranties.
(a)Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Purchaser or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to Purchaser or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Company acknowledges and agrees that neither Purchaser nor any other person has made or is making any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, other than those contained in Article IV.
3.31Reorganization.
Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended U.S. Tax Treatment.
Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except (i) as disclosed in the disclosure schedule delivered by Purchaser to Company concurrently herewith (the “Purchaser Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Purchaser Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Purchaser that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Purchaser Reports filed by Purchaser prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser hereby represents and warrants to Company as follows:
4.1Corporate Organization.
(a)Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a bank holding company duly registered with the Federal Reserve Board under the BHC Act. Purchaser has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is duly licensed or qualified to do business, and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser. True and complete copies of the Purchaser Articles and Purchaser Regulations, as in effect as of the date of this Agreement, have previously been made available by Purchaser to Company.
(b)Except, in the case of clauses (ii) and (iii) only, as would not reasonably be expected to have a Material Adverse Effect on Purchaser, each Subsidiary of Purchaser (a “Purchaser Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Purchaser to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Purchaser that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Purchaser Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Purchaser as of the date hereof.
4.2Capitalization.
(a)The authorized capital stock of Purchaser consists of 40,200,000 shares of Purchaser Common Stock, no par value, and 200,000 shares of preferred stock, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 17,623,104 shares of Purchaser Common Stock issued and outstanding, 1,544,842 of which are held in treasury, (ii) 183,024 shares of Purchaser Common Stock granted in respect of outstanding awards of restricted Purchaser Common Stock under a Purchaser Stock Plan (as defined below) (a “Purchaser Restricted Stock Award”), (iii) no shares of Purchaser Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Purchaser Common Stock granted under a Purchaser Stock Plan (“Purchaser Stock Options” and, together with the Purchaser Restricted Stock Awards, the “Purchaser Equity Awards”), (iv) 213,735 shares of Purchaser Common Stock reserved for issuance pursuant to future grants under the Purchaser Stock Plans and (v) no other shares of capital stock or other voting securities of Purchaser issued, reserved for issuance or outstanding. As used herein, the “Purchaser Stock Plans” shall mean all employee and director equity incentive plans of Purchaser in effect as of the date of this Agreement and agreements for equity awards in respect of Purchaser Common Stock granted by Purchaser under the inducement grant exception. All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Purchaser may vote. No trust preferred or subordinated debt securities of Purchaser are issued or outstanding. Other than Purchaser Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement (i) there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Purchaser to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities, and (ii) there are no contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value of or price of, Purchaser Common Stock or other equity interests of Purchaser. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Purchaser Common Stock or other equity interests of Purchaser, other than the Voting Agreements. Other than the Purchaser Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Purchaser or any of its Subsidiaries) are outstanding.
(b)Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Purchaser Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Purchaser Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3Authority; No Violation.
(a)Purchaser has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of Purchaser. The execution and delivery of the Bank Merger Agreement and the consummation of the Bank Merger have been duly and validly approved by the board of directors of the Purchaser Bank and Purchaser as its sole shareholder. Except for the adoption of resolutions to give effect to the provisions of Section 6.11 in connection with the Closing, no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Purchaser Common Stock to be issued in the Merger have been validly authorized when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Purchaser will have any preemptive right or similar rights in respect thereof.
(b)Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, including the Bank Merger, nor compliance by Purchaser with any of the terms or provisions hereof, will (i) violate any provision of the Purchaser Articles or the Purchaser Regulations, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 and Section 4.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (B) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Purchaser.
(c)Purchaser Bank has adopted the Bank Merger Agreement and the Bank Merger Agreement has been duly executed by Purchaser Bank.

4.4Consents and Approvals.
Except for (a) the filing of applications, filings and notices, as applicable, with the NYSE American, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (f) the filing of the certificate of merger with the Ohio Secretary pursuant to the OGCL and the certificate of merger with the Tennessee Secretary pursuant to the TBCA, and the filing of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on the NYSE American, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Purchaser of this Agreement or (ii) the consummation by Purchaser of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Purchaser is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
4.5Reports.
Purchaser and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2022 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Subject to Section 9.14 for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Purchaser and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Purchaser, investigation into the business or operations of Purchaser or any of its Subsidiaries since January 1, 2022, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Purchaser or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Purchaser or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.6Financial Statements.
(a)The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accounting firm of Company has resigned (or informed Purchaser that it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c)The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Purchaser, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Purchaser by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s outside auditors and the audit committee of Purchaser’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. These disclosures were made in writing by management to Purchaser’s auditors and audit committee and a copy has previously been made available to Company. There is no reason to believe that Purchaser’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)Since January 1, 2022, (i) neither Purchaser nor any of its Subsidiaries, nor, to the knowledge of Purchaser, any director, officer, auditor, accountant or representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the Board of Directors of Purchaser or any committee thereof or to the knowledge of Purchaser, to any director or officer of Purchaser.
4.7Broker’s Fees.
With the exception of the engagement of Piper Sandler & Co. and Hovde Group, LLC, neither Purchaser nor any Purchaser Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
4.8Absence of Certain Changes or Events.
(a)Since December 31, 2024, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.
(b)Since December 31, 2024, Purchaser and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

4.9Legal Proceedings.
(a)Neither Purchaser nor any of its Subsidiaries is a party to any, and there are no pending or, to Purchaser’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) that are against Purchaser or any of its Subsidiaries or any of their current or former directors or executive officers, or (ii) that is of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby, in each case that would reasonably be expected to be, individually or in the aggregate, material to Purchaser and its Subsidiaries, taken as a whole.
(b)There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Purchaser, any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Purchaser and its Subsidiaries, taken as a whole.
4.10Taxes and Tax Returns.
(a)Each of Purchaser and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Purchaser nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of Purchaser and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Purchaser and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party and has complied with all information reporting and backup withholding provisions of applicable law relating to such Taxes in all material respects. Each of Purchaser and its Subsidiaries has collected all material sales and use, value added, and goods and services and similar Taxes required by applicable law to be collected, has remitted such amounts to the appropriate Governmental Entity in accordance with applicable law, has collected and properly maintained exemption certificates for all applicable transactions for which a buyer from each of Purchaser and its Subsidiaries has asserted it is exempt from the imposition of sales Tax and has furnished properly completed exemption certificates for all transactions for which Purchaser is exempt from the imposition of sales Taxes. Neither Purchaser nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Purchaser and its Subsidiaries for all years to and including 2021 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Purchaser nor any of its Subsidiaries has received a notice of deficiency or proposed deficiency, a written notice of assessment or a proposed assessment in connection with any material amount of Taxes, and there are no threatened (in writing) or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Purchaser and its Subsidiaries or the assets of

Purchaser and its Subsidiaries. Neither Purchaser nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Purchaser or any of its Subsidiaries was required to file any Tax Return that was not filed or was liable for any amount of Taxes that was not paid. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of (i) the assets of Purchaser or any of its Subsidiaries or (ii) the Purchaser Common Stock, the Purchaser Preferred Stock or the Purchaser Equity Awards. Purchaser has made available to Company true and complete copies of any private letter ruling requests, closing agreements, gain recognition agreements or other written agreements with respect to Taxes requested or executed in the last six (6) years. Neither Purchaser nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Purchaser and its Subsidiaries). Neither Purchaser nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Purchaser) or (B) has any liability for the Taxes of any person (other than Purchaser or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Purchaser nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Purchaser nor any of its Subsidiaries has participated in or has been a material advisor with respect to a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any similar provision of state, local or foreign law). Neither Purchaser nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income as a result of any: (i) adjustment required by a change in or incorrect method of accounting, (ii) closing agreement, (iii) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date, (iv) intercompany transaction, (v) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign tax law), (vi) election under Code 108(i) with respect to the discharge of any indebtedness prior to the Closing Date or (vii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of Purchaser relating to the Pre-Closing Tax Period to any tax period ending after the Closing Date. Neither Purchaser nor any of its Subsidiaries has taken any action that could defer a liability for Taxes of Purchaser or any of its Subsidiaries from any taxable period (or portion thereof) ending on or prior to the Closing Date, to any taxable period (or portion thereof) beginning after the Closing Date. Neither Purchaser nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Purchaser or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method. Neither Purchaser nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in any material accounting method. At no time during the past five (5) years has Purchaser been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Purchaser or any of its Subsidiaries is a party and that could be treated as a partnership for federal income Tax purposes.
(b)Notwithstanding any other provision in this Agreement, (i) no representation or warranty is made with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of Purchaser after the Closing Date and (ii) except as provided in Section 4.10(b), Purchaser and any of its respective representatives or affiliates make no representation or warranty with respect to Taxes of Purchaser or any of its Subsidiaries with respect to any period (or portion thereof) following the Closing.
4.11SEC Reports.
No communication mailed by Purchaser to its shareholders since January 1, 2022 and prior to the date hereof nor any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since January 1, 2022 by Purchaser pursuant to the Securities Act or the Exchange Act (the “Purchaser Reports”) as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2022, as of their respective dates, all Purchaser Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Purchaser Reports.
4.12Employee Benefits.
(a)Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Purchaser, each Purchaser Benefit Plan (as defined below) has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Purchaser Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, other equity or equity-based, deferred compensation, retiree medical or life insurance, pension, supplemental retirement, severance, medical, health, welfare, disability, accident, life insurance, split dollar, Code Section 125, tuition assistance or scholarship, fringe, perquisite, paid time off, sick leave or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control, salary continuation, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Purchaser or any Purchaser Subsidiary or any trade or business of Purchaser or any of its Subsidiaries, whether or not incorporated, all of which together with Purchaser would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Purchaser ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate, or under which Purchaser or any Subsidiaries has or could have any liability, contingent or otherwise.
(b)Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Purchaser, with respect to each Purchaser Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code or in “critical” status for purposes of Section 302 of ERISA, (iii) the present value of accrued benefits under such Purchaser Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Purchaser Benefit Plan’s actuary with respect to such Purchaser Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Purchaser Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) the PBGC has not instituted proceedings to terminate any such Purchaser Benefit Plan and (vii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Purchaser or any of its Subsidiaries.
(c)None of Purchaser and its Subsidiaries nor any Purchaser ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of Purchaser and its Subsidiaries nor any Purchaser ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(d)There are no pending or, to Purchaser’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Purchaser’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Purchaser Benefit Plans, any fiduciaries thereof with respect to their duties to the Purchaser Benefit Plans or the assets of any of the trusts under any of the Purchaser Benefit Plans, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.13Compliance with Applicable Law.
Purchaser and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, and, to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2022, Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Purchaser or any of its Subsidiaries, including the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser Bank has a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam. Without limitation, none of Purchaser, or its Subsidiaries, or to the knowledge of Purchaser, any director, officer, employee, agent or other person acting on behalf of Purchaser or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Purchaser or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Purchaser or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Purchaser or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Purchaser or any of its Subsidiaries or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Purchaser or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Purchaser or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Purchaser and its Subsidiaries are, and since January 1, 2022 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where Purchaser and its Subsidiaries conduct business. Purchaser and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Purchaser and its Subsidiaries in all material respects with applicable financial recordkeeping and reporting requirements of the money laundering laws. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser: (i) Purchaser and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Purchaser, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
4.14Certain Contracts.
(a)Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each a “Purchaser Contract”), and, to the knowledge of Purchaser, there is no violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.
(b)Each Purchaser Contract is valid and binding on Purchaser or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Purchaser Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. To Purchaser’s knowledge each third-party counterparty to each Purchaser Contract has in all material respects performed all obligations required to be performed by it to date under such Purchaser Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Purchaser or any of its Subsidiaries under any such Purchaser Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser.
4.15Agreements with Regulatory Agencies.
Subject to Section 9.14, neither Purchaser nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has Purchaser or any of its Subsidiaries been advised since January 1, 2022, by any Regulatory Agency or other Governmental Entity of any potential action that could restrict the business of Purchaser or any of its Subsidiaries in any material respect.
4.16Risk Management Instruments.
All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Purchaser, any of its Subsidiaries or for the account of a customer of Purchaser or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Purchaser or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The financial position of Purchaser and its Subsidiaries on a consolidated basis under any such derivative transaction has been reflected in the books and records of Purchaser and its Subsidiaries in accordance with GAAP consistently applied. Purchaser and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Purchaser’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
4.17Environmental Matters.
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, Purchaser and its Subsidiaries are in compliance, and have complied, with any applicable Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Purchaser any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Purchaser or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Purchaser, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser. To the knowledge of Purchaser, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser. Purchaser is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

4.18Related Party Transactions.
Except as entered into in the ordinary course of Purchaser’s or its Subsidiaries’ business, as applicable, and in compliance with applicable law, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Purchaser or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Purchaser or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Purchaser Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Purchaser) on the other hand.
4.19State Takeover Laws.
The Board of Directors of Purchaser has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any Takeover Statutes.
4.20Reorganization.
Purchaser has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended U.S. Tax Treatment.
4.21Purchaser Information.
The information relating to Purchaser and its Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to Purchaser and its Subsidiaries that is provided by Purchaser or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Company or its Subsidiaries for inclusion in the Proxy Statement or the S-4.
4.22Loan Portfolio
Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Purchaser, each outstanding Loan of Purchaser or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Purchaser and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, each Loan of Purchaser or any of its Subsidiaries (a) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (b) to the extent carried on the books and records of Purchaser and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (c) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
4.23Insurance.
Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Purchaser, Purchaser and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Purchaser and Purchaser Bank reasonably have determined to be prudent and consistent with industry practice, and Purchaser and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof.
4.24Data Privacy and Information Security.
(a)As used in this Section 4.24, the following terms shall have the meanings indicated below:
“Purchaser Data” means all data Processed by or on behalf of Purchaser or its Subsidiaries including confidential information and Personal Data.
“Purchaser Data Agreement” means any contract involving the Processing of Purchaser Data by or on behalf of Purchaser or any of its Subsidiaries to which Purchaser or any of its Subsidiaries is a party or is bound by and any other contract pursuant to which Purchaser or any of its Subsidiaries has undertaken any data protection or security commitments.
“Purchaser IT System” means any information technology or computer system (including software, hardware, equipment, databases and telecommunications infrastructure) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data or information, in each case that is used in or necessary for the conduct of the business of Purchaser or any of its Subsidiaries at any time.
“Purchaser Privacy Policies” means, collectively, any and all (i) of Purchaser’s or any of its Subsidiaries’ internal and external data privacy and security policies, procedures and notices made available by Purchaser or any of its Subsidiaries to any person, and (ii) public representations (including representations on Purchaser websites) made by Purchaser or any of its Subsidiaries and relating to the protection or Processing of Purchaser Data.

“Purchaser Privacy Requirements” means, collectively Purchaser’s or any of its Subsidiaries’ obligations under (i) Purchaser Privacy Policies, (ii) Purchaser Data Agreements, (iii) applicable Privacy Laws and (iv) any consents, authorizations and privacy choices (including opt-in and opt-out preferences, as required) of end users and other natural persons relating to the Processing of Personal Data.
(b)Purchaser and its Subsidiaries have established, and are in material compliance with, a written information security program that: (i) implements and monitors reasonable and appropriate administrative, technical and physical safeguards that protect the security, confidentiality, and integrity of Purchaser IT Systems and all Purchaser Data; (ii) is designed in accordance with the standards required by good industry and information security practices to prevent Security Breaches; (iii) complies with all applicable Purchaser Privacy Requirements; (iv) includes reasonable policies and procedures that apply to Purchaser’s and its Subsidiaries’ Processing of Purchaser Data; and (v) identifies threats to the confidentiality or security of Purchaser Data and intrusions into Purchaser IT Systems. Purchaser and its Subsidiaries have performed regular security risk assessments with respect to Purchaser IT Systems and Purchaser Data and has addressed and remediated all material threats and deficiencies identified in those security risk assessments.
(c)Since January 1, 2022, none of Purchaser, any of its Subsidiaries or, to the knowledge of Purchaser, any third party processing Purchaser Data for or on behalf of Purchaser or any of its Subsidiaries has experienced a Security Breach. Neither Purchaser nor any of its Subsidiaries has received any claim or notice from any party that a Security Breach may have occurred or is being investigated. There is and has been no Security Breach with respect to which Purchaser or any of its Subsidiaries is or has been required under any Purchaser Privacy Requirement to notify any person, Governmental Entity or other third party. Neither Purchaser nor any of its Subsidiaries is aware of any circumstance that may result in any of the foregoing.
4.25No Other Representations or Warranties.
(a)Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Purchaser in this Article IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Purchaser acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, other than those contained in Article III.
Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1Conduct of Business Prior to the Effective Time.
During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), Company shall, and shall cause its Subsidiaries, to (a) conduct its business in the ordinary course in all material respects consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, and relationships with employees, customers and Governmental Entities and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or the ability of Company to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2Company Forbearances.
During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(a)other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly-owned Subsidiaries to Company or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(b)
(i)adjust, split, combine or reclassify any capital stock;
(ii)make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly and special cash dividends by Company in the ordinary course of business consistent with past practice of Company Common Stock, not exceeding (1) $0.35 per share on shares of Common Stock (and 102% of such per share amount on shares of Class A Common Stock) in the third quarter of 2025, (2) $0.35 per share on shares of Common Stock (and 102% of such per share amount on shares of Class A Common Stock) and $0.50 per share of special dividends on shares of Common Stock (and 102% of such per share amount on shares of Class A Common Stock) in the fourth quarter of 2025 and (3) $0.45 per share on shares of Common Stock (and 102% of such per share amount on shares of Class A Common Stock) in the first quarter of 2026; (B) for such dividends by the Company set forth on Section 5.2(b)(ii) of the Company Disclosure Schedule; and (C) dividends paid by any of the Subsidiaries of Company to Company or any of its Subsidiaries or to any other holder of equity securities of any Subsidiary of Company);
(iii)grant any equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or
(iv)issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms;
(c)sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the Company Disclosure Schedule;
(d)except for transactions in the ordinary course of business consistent with past practice (which, for the avoidance of doubt, include foreclosure or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith), make any material investment or acquisition, either by purchase of stock, securities or other equity interests, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Company;
(e)terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Company, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement, except for transactions in the ordinary course of business consistent with past practice;
(f)except as required under applicable law, this Agreement or the terms of any Company Benefit Plan existing as of the date hereof, (i) enter into, establish, adopt, amend or terminate any Company Benefit Plan, or any arrangement that would be a Company Benefit Plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Company Benefit Plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than (A) increases for current employees with an annual base salary below $200,000 in connection with a promotion (permitted hereunder) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees, and (B) annual cost of living increases in amounts not to exceed 3.5% of such employee’s compensation for the prior calendar year, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vi) terminate the employment or services of any employee with an annual base salary equal to or in excess of $200,000, other than for cause, or (vii) hire or promote any employee with an annual base salary equal to or in excess of $200,000 (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee), or significantly change the responsibilities assigned to any such employee;
(g)settle any material claim, suit, action or proceeding, except for claims involving solely monetary remedies in an amount and for consideration not in excess of $250,000 individually or $500,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation;
(h)take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i)amend the Company Charter, the Company Bylaws or comparable governing documents of its Subsidiaries;
(j)merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(k)materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by GAAP or any applicable laws, regulations, guidelines or policies imposed by a Governmental Entity;
(l)take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;
(m)implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(n)enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;
(o)make any loans or extensions of credit except in the ordinary course of business consistent with past practice and consistent with, and not in excess of the limitations contained in Company’s loan policy or with aggregate outstanding commitments to any borrower or group of related borrowers not in excess of $2,500,000 on a fully-secured basis (or $500,000 on any loan that is not on a fully-secured basis), except pursuant to existing commitments entered into prior to the date of this Agreement and disclosed to Purchaser prior to the date of this Agreement; provided, that if Purchaser does not respond to a written request for consent pursuant to this Section 5.2(o) within one (1) business day of having received such written request for consent, then such non-response shall be deemed a consent by Purchaser;
(p)make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its investment, risk and asset liability management or hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;
(q)make, or commit to make, any individual capital expenditures in excess of $250,000;
(r)make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;
(s)make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;
(t)subject to Section 6.12, knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of Purchaser, Company or their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the Merger (including the Requisite Regulatory Approvals)

or to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or
(u)agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
5.3Purchaser Forbearances.
During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Purchaser Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Purchaser shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed):
(a)amend the Purchaser Articles or the Purchaser Regulations in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock;
(b)adjust, split, combine or reclassify any capital stock of Purchaser;
(c)adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of Purchaser;
(d)take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(e)knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of Purchaser, Company or their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the Merger (including the Requisite Regulatory Approvals) or to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or
(f)agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
5.4No Control.
Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VI
ADDITIONAL AGREEMENTS
6.1Regulatory Matters.
(a)Purchaser and Company shall promptly prepare the Proxy Statement, and Purchaser (with Company’s reasonable cooperation) shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Purchaser and Company shall cooperate with each other and use reasonable best efforts to make such filing within sixty (60) days of the date of this Agreement. Each of Purchaser and Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Company shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its shareholders. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.
(b)The parties hereto shall cooperate with each other and use, and cause their applicable Subsidiaries to use, their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) calendar days after the date of this Agreement, Purchaser and Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices, petitions and filings required to be filed with any Governmental Entity in order to obtain the Requisite Regulatory Approvals. Purchaser and Company shall have the right to review in advance, and, to the extent practicable, each will, in good faith, consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Purchaser, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably, diligently, and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall, in good faith, consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.
(c)In furtherance and not in limitation of the foregoing, each of Purchaser and Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment, including with respect to obtaining the Requisite Regulatory Approvals, so as to enable the Closing to occur as soon as possible. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Purchaser or permit Company to take, or agree to take, any action, or commit to take any action, or agree to any condition or restriction, in connection with the grant of a Requisite Regulatory Approval, that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation, taken as a whole, after giving effect to the Merger (measured on a scale relative to Company and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).
(d)Purchaser and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Purchaser and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Company’s shareholders and at the time of the Company Meeting to consider and vote upon approval of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement and each amendment or supplement thereto to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement and any amendment or supplement thereto.
(e)To the extent permitted by applicable law, Purchaser and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (i) the Federal Reserve Board and the OCC and (ii) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation or any of its Subsidiaries.
6.2Access to Information.
(a)Subject to Section 9.14, upon reasonable notice and subject to applicable laws, Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, personnel and records, and shall cooperate with Purchaser in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, Company shall, and shall cause its Subsidiaries to, make available to Purchaser all other information concerning its business, properties and personnel as Purchaser may reasonably request. Upon reasonable notice and subject to applicable laws, Purchaser shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of Company, reasonable access, during normal business hours during the period prior to the Effective Time, and solely for purposes of verifying the representations and warranties of Purchaser in Article IV, to Purchaser’s properties, books, personnel and records. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Purchaser nor Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Purchaser’s or Company’s, as the case may be, customers, jeopardize the attorney-client privilege or other legal privilege of the party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty, duty of confidentiality or binding agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable best efforts to cooperate and request waivers or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)Each of Purchaser and Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated July 9, 2025, between Purchaser and Company (the “Confidentiality Agreement”).
(c)No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

6.3Shareholders’ Approvals.
(a)Company shall, in accordance with applicable laws, the Company Charter and the Company Bylaws, call, give notice of and convene a meeting of its shareholders (the “Company Meeting”), to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Votes required in connection with this Agreement and the Merger and, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger.
(b)Subject to Section 6.3(c), Company and its Board of Directors shall use its reasonable best efforts to obtain from the shareholders of Company the Requisite Company Votes, including by communicating to its shareholders the recommendation of Company’s Board of Directors (and including such recommendation in the Proxy Statement) that the shareholders of Company approve the Merger and the other transactions contemplated by this Agreement (the “Company Board Recommendation”). Company and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Purchaser the Company Board Recommendation, (ii) fail to make the Company Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Company Board Recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Company Meeting, as applicable) after an Acquisition Proposal is made public or any request by Purchaser to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).
(c)Subject to Section 8.1 and Section 8.2, if the Board of Directors of Company, after receiving the advice of its outside counsel determines in good faith that it would more likely than not result in a violation of the fiduciary duties of the directors of Company under applicable law to make or continue to make the Company Board Recommendation, the Board of Directors of Company may, prior to the receipt of the Requisite Company Votes, submit the Merger and the other transactions contemplated by this Agreement to its shareholders, without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement, the Merger and other transactions contemplated by this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law and the Voting Agreement shall immediately and automatically and without notice or any other action become null and void; provided, that the Board of Directors of Company may not take any actions under this sentence unless (i) it gives Purchaser at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such

Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by Purchaser and, after receiving the advice of its outside counsel, determines in good faith that it would nevertheless more likely than not result in a violation of the duties of the directors of Company under applicable law to make or continue to make the Company Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(c) and will require a new notice period as referred to in this Section 6.3(c).
(d)Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Votes, and subject to the terms and conditions of this Agreement, Company shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite Company Votes. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and the Merger and the other transactions contemplated by this Agreement shall be submitted to the holders of Voting Common Stock at the Company Meeting, and nothing contained herein shall be deemed to relieve Company of such obligation.
6.4Legal Conditions to Merger.
Subject in all respects to Sections 6.1, 6.3 and 6.12 of this Agreement, each of Purchaser and Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Purchaser or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
6.5Stock Exchange Listing.
Purchaser shall cause the shares of Purchaser Common Stock (or depositary shares in respect thereof) to be issued in the Merger to be approved for listing on the NYSE American, subject to official notice of issuance, prior to the Effective Time.
6.6Employee Benefit Plans.
(a)During the period commencing at the Effective Time and ending on the twelve (12) month anniversary of the Closing Date or, if shorter, during the period of employment of a Continuing Employee following the Closing, the Surviving Corporation shall provide each of the employees of Company and its Subsidiaries who continue to be employed by the Surviving Corporation and its Subsidiaries immediately following the Effective Time (each a “Continuing Employee”) with (i) a base salary or wage rate, as applicable, and incentive compensation opportunities that are no less favorable than the base salary or wage rate and incentive compensation opportunities, as applicable, provided to the Continuing Employee immediately prior to the Effective Time, (ii) target cash bonus opportunities that are no less favorable than the target cash bonus opportunities that are generally made available to similarly situated employees of Purchaser and its Subsidiaries and (iii) employee welfare and retirement benefits, vacation benefits and severance benefits (but excluding change in control or retention agreements, any frozen benefit plans of Purchaser and its Subsidiaries or benefit plans that exclusively provide benefits to grandfathered employees of Purchaser and its Subsidiaries) that, in the aggregate, are substantially the same as those that are generally made available to similarly situated employees of Purchaser and its Subsidiaries. Any employee of Company and its Subsidiaries who is terminated by Company without cause at Purchaser’s request on the Closing Date or by Purchaser without cause within twelve (12) months following the Closing Date shall be entitled to severance in accordance with Purchaser’s severance practice as set forth on Section 6.6(a) of the Purchaser Disclosure Schedule; provided, however, that the requirements of this sentence shall not apply to any employee who is covered by an employment agreement.
(b)With respect to any employee benefit plans of the Surviving Corporation or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), the Surviving Corporation shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans and (iii) recognize all service of such employees with Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for benefit accrual purposes under any employee benefit plan of Purchaser or any of its affiliates that is a defined benefit pension or post-retirement welfare plan or (C) where such service is with respect to a newly established benefit plan of Purchaser for which similarly situated employees of Purchaser do not receive past service credit.
(c)If Purchaser so requests (which request shall be made not less than thirty (30)

days prior to the Effective Time), Company (or its affiliate, as applicable), shall take any and all actions, to the extent permitted by law and the terms of the applicable plan, required (including without limitation, the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all Company Benefit Plans immediately prior to the Effective Time (as permitted by the terms of the applicable Company Benefit Plan), and, if requested by Purchaser, to implement any such actions.
(d)Without limiting the generality of the foregoing Section 6.6(c) hereof, prior to the Effective Time, Company (or its affiliate, as applicable) shall take any and all actions and adopt such necessary resolutions to terminate the First Citizens National Bank 401(k) Plan (Plan No. 003) (the “Company 401(k) Plan”) effective as of the date immediately preceding the Closing Date and subject to the Closing and adopt such amendments to the Company 401(k) Plan to terminate the Company 401(k) Plan and effectuate the provisions of this Section 6.6(d). The form and substance of all such resolutions and amendments shall be subject to the review and approval of Purchaser, which shall not be unreasonably withheld, and Company shall deliver to Purchaser an executed copy of the resolutions and amendment as soon as practicable following their adoption by the Board of Directors of Company or its applicable affiliate and shall fully comply with such resolutions and amendments. In connection with the termination of the Company 401(k) Plan and the Merger, Company shall, or shall cause its applicable affiliate to, provide that (i) all Company 401(k) Plan participant accounts shall be fully vested, (ii) all benefit accruals under the Company 401(k) Plan will be frozen and no new participants will be admitted to the Company 401(k) Plan on or after the Company 401(k) Plan termination date and (iii) any contributions due to the Company 401(k) Plan for the period before the Company 401(k) Plan termination date and not yet paid on the Company 401(k) Plan termination date will be contributed by Company as soon as administratively feasible after the Company 401(k) Plan termination date. As soon as practicable after the adoption of required amendments to the Company 401(k) Plan in connection with the termination of the Company 401(k) Plan, Company shall file or cause to be filed (in consultation with Purchaser) all necessary documents with the IRS for a determination letter for termination of the Company 401(k) Plan. As soon as practicable following the termination of the Company 401(k) plan, the account balances in the Company 401(k) Plan shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Prior to the distribution of account balances in the Company 401(k) Plan, Purchaser shall take any and all actions as may be required, including amendments to the tax-qualified defined contribution retirement plan designated by Purchaser (the “Purchaser 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) at the time of such distribution from the Company 401(k) Plan in the form of cash in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plan to the Purchaser 401(k) Plan.
(e)Without limiting the generality of the foregoing Section 6.6(c) hereof, prior to the Effective Time, Company (or its affiliate, as applicable) shall take any and all actions and adopt such necessary resolutions to terminate the Company ESOP effective as of immediately prior to Closing and adopt such amendments to the Company ESOP (including any amendments necessary to bring the ESOP into compliance with current applicable law) to terminate the Company ESOP and effectuate the provisions of this Section 6.6(e). The form and substance of all such resolutions and amendments shall be subject to the review and approval of Purchaser, which shall not be unreasonably withheld, and Company shall deliver to Purchaser an executed copy of the resolutions and amendments as soon as practicable following their adoption by the Board of Directors of Company or its applicable affiliate (but in no event later than the Effective Time) and shall fully comply with such resolutions and amendments. Prior to the Effective Time, Company shall provide evidence reasonably satisfactory to Purchaser of compliance with the pass-through voting requirements of Code Section 409(e) and the provisions of the Company ESOP applicable to the Merger. Additionally, as soon as practicable (but in no event later than the Effective Time), Company shall provide Purchaser with a completed IRS Form 5310 filing and all required attachments, which, upon Purchaser’s approval (which shall not be unreasonably withheld), shall be submitted by the Company to the IRS. The Company ESOP’s trust will continue in existence until all assets are distributed, following receipt of a favorable IRS Form 5310 filing. The Company shall accrue all post-Closing costs associated with the termination of the Company ESOP and the effectuation of this Section 6.6(e).
(f)Except as otherwise expressly provided herein, nothing in this Agreement shall confer upon any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Company or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Company, Purchaser or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, and except as provided in Section 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(g)Any Company employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by the Merger or the Bank Merger (the “CIC Payment”) shall not receive any severance benefits as provided in Section 6.6(a) but will receive the CIC Payment to the extent it is required to be paid under such agreement; provided, that, on or prior to the Effective Time, Company will take all steps necessary to ensure that in the event that the amounts of the CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of such Code, then the amounts of the CIC Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code. Any Company employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in Section 6.6(a), unless such Company employee enters into an employment agreement, severance agreement, change in control agreement or any written similar agreement or arrangement with the Surviving Corporation or a Subsidiary of the Surviving Corporation.
(h)Company and Purchaser will cooperate to implement the commitments set forth on Section 6.6(h) of the Purchaser Disclosure Schedule.
(i)Prior to the Closing Date, Company shall establish, or cause to be established, a funding arrangement that qualifies as a “rabbi trust” under the Code and applicable IRS guidance (“Rabbi Trust”). The Rabbi Trust shall include terms and conditions that are reasonably acceptable to Purchaser, and Company shall provide the terms of the Rabbi Trust to Purchaser at least fifteen (15) days before Closing. Effective as of the Closing Date, Company shall fund the Rabbi Trust, or shall cause the Rabbi Trust to be funded, with an amount equal to satisfy the total potential obligations of payments that may become due pursuant to the Supplemental Executive Retirement Plans set forth on Section 3.11(o) of the Company Disclosure Schedule (the “SERPs”) to the extent required pursuant to the terms of the SERPs.
6.7Indemnification; Directors’ and Officers’ Insurance.
(a)From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the fullest extent permitted by applicable law, the Company Charter, the Company Bylaws, the governing or organizational documents of any Subsidiary of Company and any indemnification agreements in existence as of the date hereof; and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Company pursuant to the Company Charter, the Company Bylaws, the governing or organizational documents of any Subsidiary of Company and any indemnification agreements in existence as of the date hereof; provided, that, if required, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final, nonappealable judgment of a court of competent jurisdiction that such Company Indemnified Party is not entitled to indemnification.
(b)For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Company, in consultation with, but only upon the consent of Purchaser, may (and at the request of Purchaser, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c)The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns consolidates with or merge into any other person and not be the continuing or surviving person of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.
6.8Additional Agreements.
In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Purchaser, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries (but only if such persons then remain employed by the Surviving Corporation) shall take all such necessary action as may be reasonably requested by the other party.

6.9Advice of Changes.
Purchaser and Company shall each promptly (but in any event within 24 hours) advise the other party of any effect, change, circumstances, condition, occurrence, event or development known to it (i) that has had or is reasonably expected to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.10Dividends.
After the date of this Agreement, and subject to Section 5.2(b)(ii), Company shall coordinate with Purchaser with respect to the declaration of any dividends in respect of Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Purchaser Common Stock any such holder receives in exchange therefor in the Merger.
6.11Corporate Governance.
Prior to the Effective Time, the Board of Directors of Purchaser shall take all actions necessary so that one (1) director of Company immediately prior to the Effective Time shall be appointed to the Board of Directors of Purchaser and to the Board of Directors of Purchaser Bank as of the Effective Time (such appointed director, the “Company Designated Director”). The Company Designated Director shall be a director of Company immediately prior to the Effective Time, and Purchaser shall reasonably consult with Company in selecting the Company Designated Director, who shall be independent of Purchaser in accordance with applicable stock exchange standards.
6.12Acquisition Proposals.
(a)Company agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, employees, agents, advisors and representatives (such individuals with respect to either party, collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, indication of interest, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12) in connection with or relating to, any Acquisition Proposal, except to notify such person of the existence of the provisions of this Section 6.12(a). Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to receipt of the Requisite Company Votes, in the event Company receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.12, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of Company concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any nonpublic information permitted to be provided pursuant to this sentence, Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement and which is expressly assignable to Purchaser, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Company. Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Purchaser with respect to any Acquisition Proposal. Company will promptly (within twenty-four (24) hours) advise Purchaser following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal and a copy thereof if in writing and any related documentation or correspondence), and will keep Purchaser apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (x) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Company and its Subsidiaries or 25% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Company, (y) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Company or (z) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Company.

(b)Nothing contained in this Agreement shall prevent Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any legally required disclosure to its shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
6.13Public Announcements.
Company and Purchaser each agrees that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.13.
6.14Change of Method.
Company and Purchaser shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Company and Purchaser (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Purchaser Common Stock received by Company shareholders in exchange for each share of Company Common Stock, (ii) adversely affect the Tax treatment of Company’s shareholders or Purchaser’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Company or Purchaser pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.
6.15Restructuring Efforts.
If Company shall have failed to obtain the Requisite Company Votes at the duly convened Company Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including without limitation the amount or kind of the consideration to be issued to holders of the capital stock of Company as provided for in this Agreement, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to Company shareholders for adoption.

6.16Takeover Statutes.
None of Company, Purchaser or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.17Exemption from Liability Under Section 16(b).
Company and Purchaser agree that, in order to most effectively compensate and retain Company Insiders (as defined below), both prior to and after the Effective Time, it is desirable that those officers and directors of Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.17. Each of the Board of Directors of Purchaser and of Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall, prior to the Effective Time, take all such steps as may be required to cause (in the case of Company) any dispositions of Company Common Stock by the Company Insiders, and (in the case of Purchaser) any acquisitions of Purchaser Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.18Assumption of Company Debt.
Upon the Effective Time (or at the effective time of the Bank Merger for any debt of Company Bank), Purchaser, or Purchaser Bank, as applicable, shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Company or Company Bank, as applicable, under the definitive documents governing the indebtedness and other instruments related thereto set forth on Section 6.18 of the Company Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby. In connection therewith, (i) Purchaser shall, and shall cause Purchaser Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (ii) Company shall, and shall cause Company Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents and provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time, or the effective time of the Bank Merger, as applicable.
6.19Bank Merger.
Prior to the Effective Time, Company shall use its reasonable best efforts to cooperate with Purchaser, including by causing Company Bank to execute, if requested by Purchaser, such certificates or articles of merger and such other documents and certificates as are necessary, to effect, immediately following the Effective Time or at such later time as Purchaser may determine, the Bank Merger pursuant to the Bank Merger Agreement.
6.20Tax Matters.
(a)Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, all stock transfer, real estate transfer, sales, use, documentary, stamp, recording and other similar Taxes imposed on or arising out of the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be borne by Company. Purchaser and Company shall reasonably cooperate to prepare and timely file any Tax Returns relating to Transfer Taxes, and Company shall timely pay all Transfer Taxes, unless otherwise required by applicable law.
(b)Cooperation. Following the Closing, the shareholders of Company and Purchaser shall reasonably cooperate, and shall cause their respective affiliates and Representatives to reasonably cooperate, in connection with the preparation of Tax Returns of any person related to Company or any of its Subsidiaries and the conduct of Tax audits or examinations related to Company or any of its Subsidiaries; provided that Company shall have no obligation to prepare or file any Tax Returns of Company or any of its Subsidiaries that are due after the Closing Date. Purchaser shall retain until sixty (60) days after the expiration of the applicable statute of limitations all accounting and Tax records with respect to Company and its Subsidiaries for a Pre-Closing Tax Period and allow the shareholders of Company or any of their affiliates and Representatives to inspect, review and make copies of such records at such mutually acceptable times and dates as the parties may agree.
(c)The parties hereto shall, to the extent permitted or required under applicable law, treat the Closing Date as the last day of the taxable period of Company for all Tax purposes, and Purchaser shall cause Company and its Subsidiaries to join Purchaser’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) effective on the day after the Closing Date.
(d)The parties hereto agree to promptly notify each other in writing if it becomes aware of any non-public fact or circumstance that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended U.S. Tax Treatment under the Code and Treasury Regulations. The parties shall cooperate in good faith and use their commercially reasonable efforts to preserve the Intended U.S. Tax Treatment of the Merger, including providing such information and taking such actions as may be reasonably requested by the other party in connection with obtaining any tax opinions or related to the Merger’s U.S. federal income tax treatment.

6.21Additional Actions.
Company and Purchaser agree to the additional commitments as set forth on Section 6.21 of the Purchaser Disclosure Schedule.
Article VII
CONDITIONS PRECEDENT
7.1Conditions to Each Party’s Obligation to Effect the Merger.
The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)Shareholder Approval. This Agreement shall have been adopted by the shareholders of Company by the Requisite Company Votes.
(b)Stock Exchange Listing. The shares of Purchaser Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE American, subject to official notice of issuance.
(c)Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(d)S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.
7.2Conditions to Obligations of Purchaser.
The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:
(a)Representations and Warranties. The representations and warranties of Company set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Company set forth in Sections 3.1(a), 3.1(b), 3.2(b), 3.3(a) and 3.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Company or the Surviving Corporation. Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to the foregoing effect.
(b)Performance of Obligations of Company. Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.
(c)Federal Tax Opinion. Purchaser shall have received the opinion of Squire Patton Boggs (US) LLP, in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Purchaser and Company, reasonably satisfactory in form and substance to such counsel.
(d)FIRPTA Certificate. Purchaser shall have received from Company a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter, which shall state that shares of capital stock of Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Purchaser’s obligations under Treasury Regulations Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such notification letter, Company shall have provided to Purchaser a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) along with written authorization for Purchaser to deliver such notice form to the IRS on behalf of Company upon the Closing.

(e)Employment Agreements. Each of the persons set forth in Section 7.2(e) of the Purchaser Disclosure Schedule shall have entered into an Employment Agreement with Purchaser and/or Purchaser Bank and such agreements shall remain in full force and effect.
(f)Voting Agreements. Each of the shareholders set forth in Section 7.2(f) of the Purchaser Disclosure Schedule shall have entered into a Voting Agreement and such Voting Agreements shall remain in full force and effect.
(g)Dissenting Shares. Holders of shares of Company Common Stock representing no more than seven and one-half percent (7.5%) of the issued and outstanding shares of Company Common Stock shall have demanded or be entitled to receive payment of the fair value of their shares as dissenting shareholders under the applicable provisions of the TBCA.
7.3Conditions to Obligations of Company.
The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:
(a)Representations and Warranties. The representations and warranties of Purchaser set forth in Section 4.2(a), the last sentence of 4.3(a) and Section 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Purchaser set forth in Sections 4.1(a), 4.1(b), 4.3(a) (other than the last sentence of Section 4.3(a)) and 4.7 (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Purchaser set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser. Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to the foregoing effect.

(b)Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to such effect.
(c)Federal Tax Opinion. Company shall have received the opinion of Husch Blackwell LLP, in form and substance reasonably satisfactory to Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Purchaser and Company, reasonably satisfactory in form and substance to such counsel.
Article VIII
TERMINATION AND AMENDMENT
8.1Termination.
This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Votes:
(a)by mutual consent of Purchaser and Company in a written instrument signed by each of Company and Purchaser;
(b)by either Purchaser or Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby and such denial has become final and nonappealable, or any application therefor shall have been permanently withdrawn at the invitation, request or suggestion of any such Governmental Entity, or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c)by either Purchaser or Company if the Merger shall not have been consummated on or before October 27, 2026 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, that, if on such date, any of the conditions to the Closing set forth in (i) Section 7.1(c) or (ii) Section 7.1(e) (in the case of clause (ii), to the extent related to a Requisite Regulatory Approval) shall not have been satisfied or waived on or prior to such date, but all other conditions set forth in Article VII shall have been satisfied or waived (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date), then the

Termination Date shall be automatically extended for ten (10) days, and such date shall become the Termination Date for purposes of this Agreement;
(d)by either Purchaser or Company (provided, that the terminating party is not then in material breach of any representation, warranty, obligations, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Purchaser, or Section 7.3, in the case of a termination by Company, and which is not cured within thirty (30) days following written notice to Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date); or
(e)by Purchaser prior to such time as the Requisite Company Votes are obtained, if (i) Company or the Board of Directors of Company shall have made a Recommendation Change or (ii) Company or the Board of Directors of Company shall have breached its obligations under Sections 6.3 or 6.12 in any material respect.
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2Effect of Termination.
(a)In the event of termination of this Agreement by either Purchaser or Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Purchaser, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), Section 6.12 and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor Company shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.
(b)
(i)In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Company or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Company Meeting) an Acquisition Proposal with respect to Company and (A)(1) thereafter this Agreement is terminated by either Purchaser or Company pursuant to Section 8.1(c) without the Requisite Company Votes having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or capable of being satisfied prior to such termination) or (2) thereafter this Agreement is terminated by Purchaser pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Purchaser, by wire transfer of same day funds, a fee equal to $12,500,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.
(ii)In the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(e), then Company shall pay Purchaser, by wire transfer of same day funds, the Termination Fee within three (3) business days of the date of termination.
(c)Notwithstanding anything to the contrary herein, but without limiting Section 8.2(d) or the right of any party to recover liabilities or damages arising out of the other party’s actual and intentional fraud or willful and material breach of any provision of this Agreement, in the event a Termination Fee is paid to Purchaser, the maximum aggregate amount of fees, liabilities or damages payable by Company under this Agreement shall be equal to the Termination Fee (together with any amounts specified in Section 8.2(c)), as applicable, and in no event shall Company be required to pay the Termination Fee on more than one occasion.
(d)Each of Purchaser and Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against Company for the Termination Fee, Company shall pay the costs and expenses of Purchaser (including attorneys’ fees and expenses) in connection with such suit. In addition, if Company fails to pay the amounts payable pursuant to this Section 8.2, then Company shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by Company pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and, except in the case of actual and intentional fraud or willful and material breach, shall be the sole monetary remedy of Purchaser in the event of a termination of this Agreement specified in such applicable section and a Termination Fee is paid to Purchaser.
Article IX
GENERAL PROVISIONS
9.1Nonsurvival of Representations, Warranties and Agreements.
None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.6 and 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
9.2Amendment.
Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Company Votes; provided, that after approval of the Merger and the other transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of the shareholders of Company entitled to vote on such matters, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.
9.3Extension; Waiver.
At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after receipt of the Requisite Company Votes, there may not be, without further approval of the shareholders of Company entitled to vote on such matters, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.4Expenses.
Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy

Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Purchaser and Company.
9.5Notices.
All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)    if to Company, to:
First Citizens Bancshares, Inc.
One First Citizens Place
Dyersburg, Tennessee 38024
Attention: Jeff Agee
With a required copy (which shall not constitute notice) to:
Husch Blackwell LLP
111 Congress Avenue, Suite 1400
Austin, Texas 78701
Attention: Bruce E. Toppin, III
and
(b)    if to Purchaser, to:
Park National Corporation
51 North Third Street, P.O. Box 3500
Newark, Ohio 43058
Attention: Clinton G. Bailey
With a required copy (which shall not constitute notice) to:
Squire Patton Boggs (US) LLP
201 E. Fourth St., Suite 1900
Cincinnati, Ohio 45202
Attention:    James J. Barresi
9.6Interpretation.
The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings or section captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Company means the actual knowledge after due inquiry of any of the officers of Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Purchaser means the actual knowledge after due inquiry of any of the officers of Purchaser listed on Section 9.6 of the Purchaser Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Ohio are authorized by law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The Company Disclosure Schedule and the Purchaser Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars.
9.7Counterparts.
This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.8Entire Agreement.
This Agreement (including the Company Disclosure Schedule and Purchaser Disclosure Schedule and the documents and the instruments referred to herein) together with the Confidentiality Agreement and the Voting Agreements constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.9Governing Law; Jurisdiction.
(a)This Agreement shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law (except that matters relating to the internal corporate affairs, including the fiduciary duties of the Board of Directors of Company, shall be subject to the laws of the State of Tennessee).
(b)Each party agrees that it will bring any action or proceeding in respect of any claim arising under or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court in Licking County, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under or related to this Agreement or the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10Waiver of Jury Trial.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY DIRECTLY OR INDIRECTLY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11Assignment; Third Party Beneficiaries.
Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.

Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12Specific Performance.
The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13Severability.
Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14Confidential Supervisory Information.
Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 4.32(b)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.15Delivery by Electronic Transmission.
This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser and Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PARK NATIONAL CORPORATION

By:
Name: David L. Trautman
Title: Chairman and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Purchaser and Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST CITIZENS BANCSHARES, INC.

By:
Name: Jeffrey D. Agee
Title: Chairman and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]